April 26, 2000


                      Cathy Fowler, 303-858-3405
                      Becky Winning, 303-858-3677


                      MediaOne(R) Group Chalks Up Another Successful Quarter; Continues to Prepare for the Merger into AT&T


ENGLEWOOD, Colo. -- MediaOne Group (NYSE: UMG) today reported strong growth across all three of its main product lines. The company added a total of 138,000 new telephone, digital video and high-speed data (Internet) subscribers in the U.S. in the first quarter; 340,000 new subscribers since the end of the same quarter last year.

MediaOne Group reported $1.2 billion in consolidated net income for the quarter, including gains realized from sales of international investments. Consolidated operating cash flow for the quarter was $239 million, an increase of 13 percent over first quarter 1999. Consolidated revenue increased 6 percent, to $706 million, over first quarter 1999.

"This business is on a terrific track, with especially impressive customer growth in telephone, digital video and high-speed data. I'm proud of our employees for continuing to focus on operations even as we near the completion of our merger into AT&T," said Chuck Lillis, chairman and chief executive officer of MediaOne Group. "We've made excellent progress in deciding the organizational structure and top leadership of the new AT&T Broadband, and we expect the merger to be completed in the near future."

MediaOne - the U.S. broadband business

MediaOne's quarterly operating cash flow was $261 million, up 10 percent over first quarter 1999 on a pro-forma basis. Revenue was $706 million, a 9 percent pro-forma increase over the same period last year.

Customers continued to show enthusiasm for new high-speed data, telephone and digital video services. The company ended the quarter with 278,000 high-speed data subscribers, more than double the first quarter 1999 number. Also at quarter's end, some 94,000 customers subscribed to telephone services, more than a five-fold increase over first quarter 1999. Those 94,000 telephone customers subscribed to more than 126,000 lines. The number of digital video customers nearly doubled since the end of 1999, to 108,000. Year over year, that's an increase of nearly 100,000 customers.

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MediaOne Group First Quarter 2000 Earnings, Page 2


MediaOne Multimedia Ventures - the stake in Time Warner Entertainment

For the quarter, MediaOne Group's share of Time Warner Entertainment's reported revenue was $841 million, up 12 percent on a pro-forma basis over first quarter 1999. MediaOne Group's share of TWE's reported earnings before interest, taxes, depreciation, amortization and other associated costs for the first quarter was $216 million, up 15 percent on a pro-forma basis over the same period last year.

MediaOne International - the international broadband and wireless joint ventures

In April, the company announced completion of the sale of its stake in Japanese broadband company TITUS to Microsoft. MediaOne International announced in March an agreement to sell its Russian wireless interests to MCT Corp. Sales completed during the quarter included Hungarian and Polish wireless stakes and Singapore broadband interests. These moves are part of the company's plan to sell a significant portion of its international portfolio in preparation for the merger into AT&T.

MediaOne Group will discuss these results on a call with analysts at 11 a.m. EDT on April 27. Those who wish to listen to a Webcast of the call may do so at: http://www.mediaonegroup.com. A replay of the call will run until 8 p.m. EDT on May 4.

MediaOne Group (NYSE: UMG) is one of the world's largest broadband communications companies, bringing the power of broadband and the Internet to customers in the United States, Europe and Asia. The company also has interests in some of the fastest-growing wireless communications businesses outside the U.S. For 1999, MediaOne Group produced $7.8 billion in proportionate revenue. On May 6, 1999, the company entered into an agreement to merge with AT&T.

NOTE: Pro-forma numbers are used to provide direct "apples to apples" comparisons of operations quarter over quarter, as the company has streamlined the business significantly during the past year.

Operating cash flow, which represents earnings before interest, taxes, depreciation and amortization, is a key indicator of the company's operating performance.

[Safe Harbor statement: This document contains statements about expected future events and financial results that are forward-looking and subject to risk and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Discussion of factors that may affect future results is contained in our recent filings with the Securities and Exchange Commission.]

                                        ###

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                                     Contents

                                                              Page
  Proportionate
              Proportionate Results                            4

  Domestic Cable
              Consolidated Pro Forma
                  Domestic Cable Results                       5

  Statistics
              Pro Forma Key Operating Statistics               6

  Consolidated

              Consolidated Operations                          7

              Earnings Per Share                               8

              Consolidated Revenues and Operating
                  Cash Flow                                    9

              Condensed Consolidated Balance Sheets           10


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